QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
QUICKLOGIC CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid: N/A
	(2)	Form, Schedule or Registration Statement No.: N/A
	(3)	Filing Party: N/A
	(4)	Date Filed: N/A

QUICKLOGIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, APRIL 22, 2003

        The Annual Meeting of Stockholders of QUICKLOGIC CORPORATION, a Delaware corporation, will be held at QuickLogic's offices located at 1277 Orleans Drive, Sunnyvale, California 94089, on Tuesday, April 22, 2003, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect two (2) Class I directors to serve for a term of three years;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as QuickLogic's independent auditors for the fiscal year ending December 31, 2003; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on March 7, 2003 will be entitled to vote at the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Stockholders may also be able to submit their proxy over the Internet or by telephone. Stockholders attending the meeting may vote in person even if they have returned a proxy.

For the Board of Directors,

E. Thomas Hart Chairman, President and Chief Executive Officer

Sunnyvale, California
March 20, 2003

QUICKLOGIC CORPORATION

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

General

        The accompanying proxy is solicited by the Board of Directors of QuickLogic Corporation, a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Tuesday, April 22, 2003, at 9:00 a.m., local time, or at any adjournment thereof. The meeting will be held at QuickLogic's offices located at 1277 Orleans Drive, Sunnyvale, California 94089. QuickLogic's telephone number at that address is (408) 990-4000. At the meeting, only stockholders of record at the close of business on March 7, 2003, the record date, will be entitled to vote. On March 7, 2003, QuickLogic's outstanding capital stock consisted of 23,758,578 shares of common stock. At the meeting, the stockholders will be asked:

  1.
  To elect two (2) Class I directors to serve for a term of three years;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as QuickLogic's independent auditors for the fiscal year ending December 31, 2003; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        This Proxy Statement and form of proxy were first sent or given to stockholders entitled to vote at the Annual Meeting on or about March 25, 2003, together with our 2002 Annual Report to Stockholders.

Voting

        Each stockholder is entitled to one vote for each share of common stock held on all matters presented at the meeting.

  Election of Directors

        Holders of all outstanding shares of QuickLogic's common stock, voting together as a single class, have the right to elect the Class I directors to the Board of Directors. The directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the meeting. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under Delaware law.

  Ratification of Appointment of Auditors

        Ratification of the appointment of PricewaterhouseCoopers LLP as QuickLogic's independent auditors requires the affirmative vote of a majority of the total voting power of the shares of our common stock represented in person or by proxy at the meeting and entitled to vote on the proposal, voting together as a single class.

Voting Electronically via the Internet or by Telephone

        Stockholders whose shares are registered in their own names may vote either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder's identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

        If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your proxy card will provide instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided. Stockholders who elected to receive the Proxy Statement and Annual Report over the Internet will be receiving an email on or about March 24, 2003 with information on how to access stockholder information and instructions for voting.

Solicitation of Proxies

        The cost of solicitation of proxies will be borne by QuickLogic. QuickLogic may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. It is contemplated that proxies will be solicited principally through the mail, but our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone, facsimile or special letter.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

        The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST," "ABSTAIN" or "WITHHOLD AUTHORITY" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter are treated as shares entitled to vote at the Annual Meeting (referred to below as the "votes cast") with respect to such matter.

        While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

        In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, we intend to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal that requires a majority of the votes cast.

Deadline for Receipt of Stockholder Proposals

        Proposals of QuickLogic's stockholders that are intended to be presented by such stockholders at QuickLogic's next Annual Meeting of Stockholders must be received by us at our principal executive offices, no later than December 22, 2003 in order to be considered for possible inclusion in the Proxy Statement and form of proxy relating to such meeting.

        If any of our stockholders intend to submit a proposal at the next Annual Meeting which is not eligible for inclusion in the Proxy Statement and form of proxy relating to that Annual Meeting, the stockholder must do so between January 23, 2004 and February 12, 2004. If such stockholder does not comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2004 Annual Meeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

        QuickLogic's Board of Directors is currently comprised of six (6) members, divided into three classes with overlapping three year terms. As a result, a portion of our Board of Directors will be elected each year. Donald P. Beadle and Michael J. Callahan have been designated Class I directors whose terms expire at the 2003 Annual Meeting of Stockholders. Hua-Thye Chua and Gary H. Tauss have been designated Class II directors whose terms expire at the 2004 Annual Meeting of Stockholders. E. Thomas Hart and Alan B. Lefkof have been designated Class III directors whose terms expire at the 2005 Annual Meeting of Stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. There are no family relationships between any of our directors or executive officers.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for QuickLogic's nominees named below, who are currently directors of the company. In the event that the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. The term of office of each person elected as a director will continue until the 2006 Annual Meeting of Stockholders or until his successor has been duly elected and qualified or until his earlier death, resignation or removal. It is not expected that any nominee will be unable or will decline to serve as a director.

Nominees for Class I Director

        Two Class I directors are to be elected at the Annual Meeting for a three-year term ending in 2006. The Board of Directors has nominated Donald P. Beadle and Michael J. Callahan as Class I directors. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the reelection of Messrs. Beadle and Callahan. QuickLogic expects that both Mr. Beadle and Mr. Callahan will accept such nomination. In the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the present Board of Directors. The term of office of the person elected as director will continue until such director's term expires in 2006 or until such director's successor has been elected and qualified or until his earlier death, resignation or removal.

Required Vote

        The nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

Recommendation of the Board of Directors

QUICKLOGIC'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE "FOR" THE NOMINEES LISTED ABOVE.

Directors and Nominees for Director

        The following table sets forth information concerning the nominees for director.

Name	Age	Position
Donald P. Beadle	67	Director
Michael J. Callahan	67	Director

        Donald P. Beadle has served as a member of our board of directors since July 1997. Since June 1994, Mr. Beadle has been President of Beadle Associates, a consulting firm. From October 1994 to December 1996, Mr. Beadle was a consultant for Asian business development at National Semiconductor. At National Semiconductor, he was Managing Director, Southeast Asia from 1993 until June 1994, Vice President of Worldwide Marketing and Sales, International Business Group from 1987 until 1993, and Managing Director, Europe from 1982 to 1986. Mr. Beadle was employed by National Semiconductor in executive sales and marketing positions for 34 years until June 1994, at which time he was Executive Vice President, Worldwide Sales and Marketing. Mr. Beadle received his technical education at the University of Connecticut and the Bridgeport Institute of Engineering.

        Michael J. Callahan has served as a member of our board of directors since July 1997. From March 1990 through his retirement in September 2000, Mr. Callahan served as Chairman of the Board, President and Chief Executive Officer of WaferScale Integration, a producer of peripheral integrated circuits. From 1987 to March 1990, Mr. Callahan was President of Monolithic Memories, now a subsidiary of Advanced Micro Devices, a semiconductor manufacturing company. He was Senior Vice President of Programmable Products at Advanced Micro Devices. From 1978 to 1987, Mr. Callahan held a number of positions at Monolithic Memories including Vice President of Operations and Chief Operating Officer. Prior to joining Monolithic Memories, he worked at Motorola Semiconductor, a semiconductor manufacturing company, for 16 years where he was Director of Research and Development as well as Director of Linear Operations. Mr. Callahan serves on the board of Integrated Telecom Express, which provides asymmetric digital subscriber line chipsets, network protocol software, and development tools. Mr. Callahan holds a B.S.E.E. from the Massachusetts Institute of Technology.

Incumbent Class II Directors Whose Terms Expire in 2004

Name	Age	Position
Hua-Thye Chua	67	Vice President, Process Technology and Director
Gary H. Tauss	48	Director

        Hua-Thye Chua, a co-founder of QuickLogic, has served as a member of our board of directors since QuickLogic's inception in April 1988. Since December 1996, Mr. Chua has served as our Vice President, Process Technology. He served as our Vice President of Technology Development from April 1989 to December 1996. During the prior 25 years, Mr. Chua worked at several semiconductor manufacturing companies, including Fairchild Semiconductor, Intel and Monolithic Memories. Mr. Chua holds a B.S.E.E. from Ohio University and an M.S.E.E. from the University of California, Berkeley.

        Gary H. Tauss has served as a member of our board of directors since June 2002. Since September 2002, Mr. Tauss has been President, Chief Executive Officer and a director of LongBoard, a provider of voice-over-IP infrastructure software solutions. From August 1998 until June 2002, Mr. Tauss was President, Chief Executive Officer and a director of TollBridge Technologies, a provider of voice-over-IP solutions. Prior to co-founding TollBridge, Mr. Tauss was Vice President and General Manager of Ramp Networks, a leading small-office router manufacturer, with responsibility for engineering, customer support and marketing. Mr. Tauss earned both a B.S. and an M.B.A. at the University of Illinois.

Incumbent Class III Directors Whose Terms Expire in 2005

Name	Age	Position
E. Thomas Hart	61	Chairman, President and Chief Executive Officer
Alan B. Lefkof	50	Director

        E. Thomas Hart has served as our President, Chief Executive Officer and a member of our board of directors since June 1994, and as our Chairman since April 2001. Prior to joining QuickLogic, Mr. Hart was Vice President and General Manager of the Advanced Networks Division at National Semiconductor, a semiconductor manufacturing company, where he worked from September 1992 to June 1994. Prior to joining National Semiconductor, Mr. Hart was a private consultant from February 1986 to September 1992 with Hart Weston International, a technology-based management consulting firm. Mr. Hart holds a B.S.E.E. from the University of Washington.

        Alan B. Lefkof has served as a member of our board of directors since July 2002. Mr. Lefkof has been the Chief Executive Officer of Netopia, a broadband equipment, software and service provider, since 1994, and has been President and a director of Netopia since 1991. Prior to joining Netopia, Mr. Lefkof served as President of GRiD Systems, a laptop computer manufacturer, and as a Management Consultant at McKinsey & Company. Mr. Lefkof received a B.S. in computer science from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

Board Meetings and Committees

        The Board of Directors held a total of five meetings and acted by unanimous written consent once during fiscal 2002.

        The standing committees of the Board include a Compensation Committee, an Audit Committee and a Stock Option Committee. There is no Nominating Committee.

        The Compensation Committee, which currently consists of Donald P. Beadle, Alan B. Lefkof and Gary H. Tauss, held one meeting and acted by written consent twice in fiscal 2002. Messrs. Lefkof and Tauss joined the committee in October 2002, and Mr. Callahan left the committee at that time. Robert Boehlke left the committee in May 2002. The Compensation Committee monitors the nature and levels of compensation paid by QuickLogic to its executive personnel and administers QuickLogic's stock option plans and employee stock purchase plan.

        The Audit Committee, which currently consists of Donald P. Beadle, Michael J. Callahan and Alan B. Lefkof, held four meetings in fiscal 2002. Marvin D. Burkett was a member of the committee and a director from July 2002 until December 2002. Robert Boehlke was a member of the committee and a director until May 2002. Each of the directors on the Audit Committee is an independent director, as defined by the National Association of Securities Dealers. The functions of the Audit Committee include recommending appointment of QuickLogic's independent auditors to the Board of Directors and approving (i) the scope of the independent auditors' annual audit and their compensation; (ii) the general policies and procedures of QuickLogic with respect to internal auditing, accounting and financial controls; and (iii) reviewing any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures. The Audit Committee has a written charter, a copy of which is attached hereto as Appendix A.

        The Board established the Stock Option Committee on October 16, 2002, and appointed E. Thomas Hart as its sole member. During the fiscal year ended December 31, 2002, the Stock Option Committee acted by written consent two times. The Board has delegated to the Stock Option Committee the authority to approve the grant to non-officer employees and other individuals of stock options in amounts less than or equal to 40,000 shares per grant, and to allocate options to purchase common stock to non-executive employees once these grants have been authorized in total by the Board of Directors or the Compensation Committee.

        During fiscal 2002, no director, other than Marvin D. Burkett and Robert J. Boehlke, attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during their term as a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. Messrs. Boehlke and Burkett attended 50% of the meetings held during their term; each of these individuals missed one meeting.

Director Compensation

        Our non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board members. Non-employee directors are also eligible to receive grants of stock options pursuant to the terms of our 1999 Stock Plan. During fiscal 2002, the Board of Directors made the following grants of stock options to non-employee directors:

Name	Number of Securities Underlying Options Granted	Exercise Price Per Share	Expiration Date
Donald P. Beadle	7,000	$5.07	May 1, 2012
Robert J. Boehlke	7,000	$5.07	May 1, 2012
Marvin D. Burkett	35,000	$2.50	July 17, 2012
Michael J. Callahan	7,000	$5.07	May 1, 2012
Alan B. Lefkof	35,000	$2.50	July 17, 2012
Gary H. Tauss	35,000	$2.50	July 17, 2012

        The options generally vest 25% one year after the vesting commencement date and 1/48 per full month of service thereafter, and the exercise price is equal to the closing price of QuickLogic's common stock as listed on The Nasdaq National Market on the date of grant. Options granted to Mr. Burkett and Mr. Boehlke were cancelled upon their termination of service as directors.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of the copies of such reports received by us or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2002, our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed PricewaterhouseCoopers LLP, independent auditors, to audit QuickLogic's consolidated financial statements for the fiscal year ending December 31, 2003 and seeks ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its appointment.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees billed to QuickLogic by PricewaterhouseCoopers LLP during Fiscal 2002

  Audit Fees:

        Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") in connection with its audit of QuickLogic's consolidated financial statements as of and for the year ended December 31, 2002 and its limited reviews of QuickLogic's unaudited condensed consolidated interim financial statements were $159,100.

  Financial Information Systems Design and Implementation Fees:

        During the year ended December 31, 2002, PricewaterhouseCoopers rendered no professional services to QuickLogic in connection with the design and implementation of financial information systems.

  All Other Fees:

        In addition to the fees described above, aggregate fees of $115,300 were billed by PricewaterhouseCoopers during the year ended December 31, 2002, primarily for the following professional services:

Income tax compliance and related tax services	$104,800
Audit related services including registration statements	$10,500

        The Audit Committee has concluded that the provision of these services is compatible with the accountant's independence.

Required Vote

        The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as QuickLogic's independent auditors for the fiscal year ending December 31, 2003.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS QUICKLOGIC'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

Report of the Audit Committee

        The Audit Committee reviews QuickLogic's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2002 Annual Report on Form 10-K with QuickLogic's management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from the company and its management, including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in QuickLogic's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE Donald P. Beadle Michael J. Callahan Alan B. Lefkof

OTHER INFORMATION

Equity Compensation Plan Information

        The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance, aggregated as follows:

  i.
  All compensation plans previously approved by security holders; and

  ii.
  All compensation plans not previously approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance(1)
Equity compensation plans approved by security holders	9,051,446	$5.83	5,832,326
Equity compensation plans not approved by security holders	0	0	0
Total	9,051,446	$5.83	5,832,326

(1)
This number includes approximately 2,204,629 shares available for future issuance under our stock option plans and approximately 3,627,697 shares available for future issuance under our employee stock purchase plan.

Security Ownership

        The following table sets forth certain information regarding our common stock beneficially owned as of March 7, 2003 by (i) each person who is known by QuickLogic to own beneficially more than 5% of QuickLogic's common stock, (ii) each director of QuickLogic, (iii) each of the named executive officers listed in the Summary Compensation Table and (iv) all directors and executive officers of QuickLogic as a group. Shares of common stock subject to options that are exercisable within 60 days of March 7, 2003 are deemed to be outstanding and beneficially owned by the person holding the option for the purpose of computing the percentage of ownership for that person but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. This table is based on information provided to QuickLogic or filed with the Securities and Exchange Commission by QuickLogic's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons have sole voting and investment power with respect to the shares shown as beneficially owned.

        Unless otherwise indicated, the address for each stockholder listed in the following table is c/o QuickLogic Corporation, 1277 Orleans Drive, Sunnyvale, California 94089. Applicable percentage ownership in the following table is based on 23,758,578 shares of common stock outstanding as of March 7, 2003.

	Shares Beneficially Owned
Name of Beneficial Owner	From Options(1)	Total Number(2)	Percent
State of Wisconsin Investment Board(3) 121 East Wilson Street Madison, WI 53707	—	3,497,000	14.72%
Wellington Management Company, LLP(4) 75 State Street Boston, MA 02109	—	2,658,400	11.19%
Kopp Investment Advisors, Inc.(5) 7701 France Ave South, Suite 500 Edina, MN 55435	—	2,012,050	8.47%
Dalton, Greiner, Hartman, Maher & Co(6) 565 Fifth Ave., Suite 2101 New York, NY 10017	—	1,929,356	8.12%
E. Thomas Hart	1,191,687	1,303,422	5.22%
Donald P. Beadle	74,084	74,084	*
Michael J. Callahan	59,500	59,500	*
Hua-Thye Chua(7)	16,667	203,942	*
Alan B. Lefkof	—	—	*
Gary H. Tauss	—	—	*
Carl M. Mills	1,563	1,563	*
Timothy Saxe	106,250	106,250	*
Jeffrey D. Sexton	53,124	58,629	*
Reynold W. Simpson	419,793	420,328	1.74%
Ronald D. Zimmerman	165,312	170,462	*
All current executive officers and directors as a group (12 persons)	2,325,875	2,646,809	10.15%

*
Less than 1% of the outstanding common stock.

(1)
This column displays the number of shares exercisable upon exercise of options that are exercisable within 60 days of March 7, 2003.

(2)
This column consists of outstanding shares plus the options set forth in the previous column.

(3)
Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on February 13, 2003.

(4)
Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on February 12, 2003.

(5)
Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on January 28, 2003.

(6)
Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on January 28, 2003.

(7)
Total number includes 16,667 shares exercisable upon exercise of options held by Mr. Chua that are exercisable within 60 days of March 7, 2003; 68,734 shares owned directly by Mr. Chua; 35,209 shares beneficially owned by Mr. Chua, as trustee for H.T. Chua & Jessie Chua TTEES for the H.T. Chua Trust Agreement dated December 20, 1974. Total number also includes the following shares, which Mr. Chua disclaims the beneficial ownership of: 20,833 shares beneficially owned by Mr. Chua, as custodian for The Bryan Shyang-Ming Chua Trust dated December 19, 1975; 20,833 shares beneficially owned by Mr. Chua, as custodian for Caroline Siok-Yau Chua Trust dated December 19, 1975; 20,833 shares beneficially owned by Mr. Chua, as custodian for Cathleen Siok-Syuan Chua Trust dated December 19, 1975; and 20,833 shares beneficially owned by Mr. Chua, as custodian for Christine Siok-Pee Chua Trust dated December 19, 1975.

Related Party Transactions

        In April 2001, we signed a definitive agreement with V3 Semiconductor, Inc. to acquire fixed assets, inventory and other assets of V3, net of certain liabilities, in exchange for 2.522 million shares of our common stock. We also entered into a manufacturing and distribution agreement with V3 pending the sale in order to ensure continued distribution of V3's products to its customers. To facilitate the asset sale and the subsequent windup of V3 as a distinct entity, V3 filed for relief under Chapter 11 of the bankruptcy laws in May 2001. We completed the acquisition of the assets and issued the 2.522 million shares of our common stock in August 2001. On June 20, 2002, the bankruptcy court approved V3's plan of reorganization. On May 21, 2002, we filed a Registration Statement on Form S-3 to allow V3 to sell shares to satisfy its creditors in cash. On July 17, 2002, the SEC declared the S-3 effective.

        Ronald D. Zimmerman, our Vice President, Administration, is an executive officer of QuickLogic. Mr. Zimmerman received $150,000 from QuickLogic in July 2000, in exchange for an unsecured, full-recourse promissory note bearing simple interest at the rate of 5% per annum. The original term of the note was September 2000, and the note was amended in January 2001 to extend the term to March 2001. In March 2001 the note was amended to become a demand note. As of December 31, 2002, $168,000 of principal and interest was outstanding under the note.

Executive Compensation

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation paid during the last three fiscal years to (i) our Chief Executive Officer, (ii) the next four most highly compensated executive officers, whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 2002 and (iii) Carl M. Mills, our Vice President of Finance and Chief Financial Officer, who joined the company in August 2002. His salary in 2002 on an annualized basis was $210,000.

Long-Term Compensation
Annual Compensation
	Fiscal Year			Securities Underlying Options	All Other Compensation (1)
Name and Principal Position		Salary	Bonus
E. Thomas Hart Chairman, President and Chief Executive Officer	2002 2001 2000	$442,864 442,124 403,361	— — 50,000	350,000 400,000 308,350	$13,200 13,200 13,200
Reynold W. Simpson Senior Vice President, Chief Operating Officer	2002 2001 2000	263,719 259,848 229,822	— — —	150,000 200,000 131,250	9,000 9,000 6,577
Jeffrey D. Sexton(2) Vice President, Worldwide Sales	2002 2001	229,436 54,605	— —	110,000 125,000	9,000 2,798
Timothy Saxe(3) Vice President, Engineering	2002 2001	215,073 133,096	— 25,000	200,000 200,000	9,000 5,885
Ronald D. Zimmerman Vice President, Administration	2002 2001 2000	198,325 198,157 208,327	— — —	50,000 25,000 66,250	9,000 9,000 6,577
Carl M. Mills Vice President, Finance and Chief Financial Officer	2002	67,500	—	200,000	3,462

(1)
The amounts listed represent automobile allowances.

(2)
Mr. Sexton joined QuickLogic in August 2001.

(3)
Mr. Saxe joined QuickLogic in May 2001.

Options Granted and Options Exercised in the Last Fiscal Year

        The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the last fiscal year, as well as options held by such officers, as of December 31, 2002:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees
				Exercise Price Per Share	Expiration Date
Name						5%	10%
E. Thomas Hart	150,000 200,000	3.83 5.11	% %	$4.08 2.12	02/19/2012 12/04/2012	$384,884 266,651	$975,370 675,647
Reynold W. Simpson	100,000 50,000	2.55 1.28	% %	4.08 2.12	02/19/2012 12/04/2012	256,589 66,663	650,247 168,937
Jeffrey D. Sexton	50,000 60,000	1.28 1.53	% %	4.08 2.12	02/19/2012 12/04/2012	128,295 79,995	325,123 202,724
Timothy Saxe	100,000 100,000	2.55 2.55	% %	4.08 2.12	02/19/2012 12/04/2012	256,589 133,326	650,247 337,873
Ronald D. Zimmerman	25,000 25,000	0.64 0.64	% %	4.08 2.12	02/19/2012 12/04/2012	64,147 33,331	162,562 84,468
Carl M. Mills	175,000 25,000	4.47 0.64	% %	2.50 2.12	07/17/2012 12/04/2012	275,141 33,331	697,262 84,468

        In the last fiscal year, we granted options to purchase an aggregate of 3,917,150 shares. Options to purchase shares generally vest at the rate of 25% after one year of service from the date of grant, and 1/48th at the end of each month thereafter. Options with an expiration date of December 4, 2012 vest 6.25% 90 days after the date of grant, 1/48th at the end of each month thereafter. Options have a term of ten years but may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

        The amounts disclosed in the column captioned "Exercise Price Per Share" represent the fair market value of the underlying shares of common stock on the dates the respective options were granted.

        With respect to the amounts disclosed in the column captioned "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term," the 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. The potential realizable values are calculated by assuming that the exercise price per share was the fair market value of our common stock at the time of grant, that the common stock appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of the option term at the appreciated price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

        The following table sets forth certain information concerning the number and value of unexercised options held by each of the named executive officers on December 31, 2002. Mr. Hart exercised options to purchase 80,000 shares of common stock in 2002 at an exercise price per share of $0.60.

        The value of "In-the-Money" stock options is based on $1.06 per share, the closing price on December 31, 2002, less the exercise price multiplied by the aggregate number of shares underlying the option.

	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
E. Thomas Hart	1,076,408	781,946	$138,000	$—
Reynold W. Simpson	379,168	343,752	—	—
Jeffrey D. Sexton	36,458	198,542	—	—
Timothy Saxe	79,166	320,834	—	—
Ronald D. Zimmerman	148,959	90,625	10,667	—
Carl M. Mills	—	200,000	—	—

Change in Control Agreements

        QuickLogic entered into change of control severance agreements with Messrs. Hart, Saxe, Sexton, Simpson, Whipple and Zimmerman in 2001, and with Mr. Mills in 2002. The agreements provide that if there is a change of control of QuickLogic and such executive officers are involuntarily terminated without cause within twelve months following the change of control, QuickLogic will provide the following to the executive officer:

  •
  A cash payment equal to 100% of his annual compensation (including 100% of the variable compensation for the year) plus 100% of any bonus declared prior to the date of any such termination except that Mr. Hart's agreement provides a cash payment equal to 200% of his annual compensation;

  •
  The same level of health, dental and vision coverage and benefits as in effect on the day before such termination or the date he is no longer eligible to receive continuation coverage pursuant to COBRA; and

  •
  Full acceleration of all unvested stock options.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee of the Board of Directors at the end of fiscal 2002 were Messrs. Beadle, Lefkof and Tauss. Messrs. Boehlke and Callahan were also committee members during the year. All members are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Performance Graph

        The following graph compares the cumulative total return to stockholders of our common stock from October 15, 1999 (the date of our initial public offering) to December 31, 2002 to the cumulative total return over such period of (i) the S&P 500 Index, (ii) the S&P Semiconductors Index and (iii) the JP Morgan H&Q Semiconductor Index. The H&Q index is not available for the complete timeframe covered by the graph. The graph assumes that $100 was invested on October 15, 1999 in QuickLogic's common stock at its initial public offering price of $10.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

        The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that QuickLogic specifically incorporates it by reference into any such filing. The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

COMPARISON OF 38 MONTH CUMULATIVE TOTAL RETURN*
AMONG QUICKLOGIC CORPORATION, THE S & P 500 INDEX,
THE S & P SEMICONDUCTORS INDEX
AND THE JP MORGAN H & Q SEMICONDUCTORS INDEX

*
$100 invested on 10/15/99 in stock or on 9/30/99 in index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

REPORT OF THE COMPENSATION COMMITTEE
REGARDING EXECUTIVE COMPENSATION

        The Compensation Committee is currently comprised of Donald P. Beadle, Alan B. Lefkof and Gary H. Tauss, each of whom is a non-employee director. The Compensation Committee reviews and approves QuickLogic's executive compensation programs. The role of the Compensation Committee is to approve salaries and other compensation paid to executive officers of QuickLogic and to administer the company's stock plans. The Compensation Committee approves all stock option grants to executive officers, all executive officer planned salaries, cash bonus payments to executive officers and approves stock option grants to employees.

        QuickLogic's executive pay programs are designed to attract and retain executives who will contribute to QuickLogic's long-term success, to mesh executive and stockholder interests through the use of stock options and to provide a compensation program that recognizes individual contributions and Company performance.

        At this time in the company's growth, the Compensation Committee has determined that the most effective means of compensation are salaries, consisting of fixed and variable portions, annual incentive bonuses and long-term incentives through the use of QuickLogic's stock option plan.

Salary

        The Compensation Committee meets during our focal review process to review and approve each executive officer's salary for the ensuing year. When reviewing salaries, the Compensation Committee considers the following factors: business conditions, competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the particular individual whose salary is being reviewed. To provide the Compensation Committee with more information for making compensation comparisons, QuickLogic provides the committee with surveys of compensation for a group of comparable companies with revenues similar to QuickLogic's revenue. The Compensation Committee's objective in setting salaries is generally to pay salaries at a level roughly comparable to the median for companies with which QuickLogic competes for personnel. Generally, executive salaries are divided into fixed and variable portions. The variable portion is approximately 30% of the planned salary compensation and is adjusted for QuickLogic's performance against its internal business plans. For the year ended December 31, 2001, the Compensation Committee reduced the salary levels of the executive officers to reflect difficult business conditions. Effective October 1, 2001, the salaries of the executive officers were reduced by 30% to 88% below their planned salary compensation. The salaries of our executive officers were restored to earlier levels in April 2002. The Compensation Committee approved planned salaries between $210,000 and $300,000 for executives other than our Chief Executive Officer.

Compensation of Chief Executive Officer

        Mr. Hart's 2002 aggregate cash compensation was $442,864. This amount is within $1,000 of the cash compensation that Mr. Hart received in 2001. In determining Mr. Hart's salary, bonuses and stock option grants, the Compensation Committee not only considered the factors described above, but also took into consideration his accomplishments during 2001 and 2002 in recruiting new directors, expanding the executive team, the integration of new executives with the original executive team, and the ongoing development of QuickLogic. Taking all of these factors into account, the Compensation

Committee awarded Mr. Hart options to purchase an aggregate of 350,000 common shares under the 1999 Stock Plan.

Stock Options

        QuickLogic's stock option plan is designed to provide its executives and employees with an opportunity to share, along with its stockholders, in QuickLogic's long-term performance. Initial grants of stock options are generally made to eligible executives and employees upon commencement of employment, with additional grants being made periodically based on performance or following a significant change in job responsibilities, scope or title. Stock options under the stock option plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of our options is usually 100% of the fair market value of the common stock on the date of grant. The Board of Directors has delegated the authority to the Compensation Committee to grant stock options to all employees and executive officers, and has delegated the authority to the Stock Option Committee to grant options to employees other than executive officers. Guidelines for the number of stock options for each participant under the option plans are generally determined by the Compensation Committee or by the Stock Option Committee. Initial stock option grants to executive officers are negotiated as part of their offer letter, and subsequent renewal grants are determined based upon levels of responsibility, individual performance and competitive compensation practices. The Compensation Committee believes the existing grants and vesting schedules currently align the executive officers' objectives with those of QuickLogic's stockholders.

Other

        Other elements of executive compensation include company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan.

        The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (referred to below as the "section"). The section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless such compensation is performance-based. Since the cash compensation of each of the named executive officers is below the $1 million threshold and the Compensation Committee believes that any options granted under the Stock Plan will meet the requirements of being performance-based, the Compensation Committee believes that the section will not reduce the tax deduction available to QuickLogic. QuickLogic's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to QuickLogic's success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

Respectfully submitted,
THE COMPENSATION COMMITTEE Donald P. Beadle Alan B. Lefkof Gary H. Tauss

Other Matters

        At this time the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters are properly brought before the meeting, the proxy holders named in the accompanying proxy intend to vote the proxies on such matters in accordance with their best judgment.

For the Board of Directors,
E. Thomas Hart Chairman, President and Chief Executive Officer

Sunnyvale, California
March 20, 2003

APPENDIX A

AMENDED AND RESTATED CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF QUICKLOGIC CORPORATION

PURPOSE:

The purpose of the Audit Committee of the Board of Directors of QuickLogic Corporation (the "Company") shall be:

  •
  to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

  •
  to provide the Company's Board of Directors with the results of its monitoring and recommendations derived therefrom;

  •
  to nominate to the Board of Directors independent auditors to audit the Company's financial statements and oversee the activities and independence of the auditors; and

  •
  to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors. On or before June 14, 2001, the members will meet the following criteria:

1.
Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements;

2.
Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

3.
At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

  •
  Providing oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

  •
  Recommending the selection and, where appropriate, replacement of the independent auditors to the Board of Directors;

  •
  Reviewing fee arrangements with the independent auditors;

  •
  Reviewing the independent auditors' proposed audit scope, approach and independence;

  •
  Reviewing the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

A-1

  •
  Requesting from the independent auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

  •
  Directing the Company's independent auditors to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

  •
  Discussing with the Company's independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

  •
  Reviewing with management, before release, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K;

  •
  Providing a report in the Company's Proxy Statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e) (3) of Schedule 14A;

  •
  Reviewing the Audit Committee's own structure, processes and membership requirements; and

  •
  Performing such other duties as may be requested by the Board of Directors.

MEETINGS:

The Audit Committee will meet at least quarterly. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance. The Audit Committee will meet separately with the independent auditors as well as members of the Company's management as it deems appropriate in order to review the financial controls of the Company.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

Apart from the report prepared pursuant to Item 306 of Regulation S-K and Item 7(e) (3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate.

A-2

QUICKLOGIC CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

TUESDAY, APRIL 22, 2003

        The undersigned hereby appoints E. Thomas Hart and Carl M. Mills, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of QuickLogic Corporation to be held at QuickLogic's offices at 1277 Orleans Drive, Sunnyvale, CA 94089 on Tuesday, April 22, 2003 at 9 a.m., and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

(Continued and signed on other side.)

[Side #2]

Please date, sign and mail your

proxy card back as soon as possible!

Annual Meeting of Stockholders

QUICKLOGIC CORPORATION

April 22, 2003

/x/	Please mark your votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW
AND A VOTE FOR PROPOSAL 2.

Proposal 1:

To elect two Class I directors to serve for a term of three years.

FOR the nominees listed at right (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote FOR all the nominees listed at right	Nominees:	Donald P. Beadle Michael J. Callahan
/ /	/ /
To withhold authority to vote for either nominee Write the name of the nominee below:

Proposal 2:

To ratify the selection of PricewaterhouseCoopers LLP as QuickLogic's independent auditors	FOR / /	AGAINST / /	ABSTAIN / /

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Signature	Signature	Date

NOTE: Sign exactly as your name(s) appears on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Vote by Internet or Telephone or Mail
24 hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time on April 21, 2003, the business day prior to the annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/prgn
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

TELEPHONE
1-800-840-1208
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

QuickLinks

PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER INFORMATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION
APPENDIX A AMENDED AND RESTATED CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF QUICKLOGIC CORPORATION